UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/14/2006

Sunrise Telecom Incorporated
(Exact name of registrant as specified in its charter)

Commission File Number:  000-17781

DE	77-0181864
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

302 Enzo Drive, San Jose, CA 95138
(Address of principal executive offices, including zip code)

408-363-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On March 14, 2006, Sunrise Telecom Incorporated ("Company") entered into a Separation Agreement (the "Separation Agreement") with Paul Ker-Chin Chang, the Company's Technology Advisor and former Chief Executive Officer. Pursuant to the Separation Agreement, (i) the termination of Mr. Chang's employment with the Company was effective on March 15, 2006, (ii) the Company agreed to provide Mr. Chang a payment of $300,000 (less applicable taxes) upon his execution of a general release of liability and (iii) Mr. Chang agreed that the Company's designee(s) are authorized to continue to use his personal "chop" or equivalent evidence of authority to transact business on behalf of the Company or its subsidiaries through April 30, 2006. Mr. Chang agreed that the payment constituted full accord and satisfaction of all amounts or other benefits due to Chang under his February 7, 2006 employment agreement with the Company in connection with a termination without cause. The Company also paid Mr. Chang all remaining accrued salary and paid time off on the books of the Company, totaling $73,307 (less applicable taxes).

A copy of the Separation Agreement is filed as Exhibit 10.01 of this Current Report on Form 8-K and is incorporated herein by reference. The summary of the foregoing terms of the Separation Agreement is qualified in its entirety by the actual terms and conditions of the Separation Agreement.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits.

Number    Description

10.01         Separation Agreement between Sunrise Telecom Incorporated and Paul Ker-Chin Chang, dated March 14, 2006.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sunrise Telecom Incorporated

Date: March 20, 2006	By:	/s/ PAUL A. MARSHALL
Paul A. Marshall
Chief Executive Officer and President

Exhibit Index

Exhibit No.	Description
EX-10.01	Separation Agreement between Sunrise Telecom Incorporated and Paul Ker-Chin Chang, dated March 14, 2006.